Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into between Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (“Company”), and Jeffrey A. Linn (“Executive”), effective as of May 1, 2009.

BACKGROUND

Executive and Company are party to an Employment Agreement, as amended and restated on December 30, 2008 (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with Company. Executive and Company wish to amend the terms of the Employment Agreement to correct scrivener’s errors contained therein, all as set forth below. Hereafter, references to the “Employment Agreement,” “Agreement,” “herein” or words of like import in the Employment Agreement shall refer to the Employment Agreement as amended hereby or by any written subsequent amendment thereto.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Section 1.2(a) of the Employment Agreement shall be amended by deleting the words “and Secretary of Company” from the first sentence therein and the words “and Secretary” from the last sentence thereof and, as so corrected and amended, Section 1.2 shall read in its entirety as follows:

“(a)	Executive shall continue to serve as Executive Vice President-Acquisitions and, subject to the supervision and control of the Chief Executive Officer, shall have the duties and authority generally consistent with such office. Executive shall perform such other duties and shall have such authority as may from time to time be specified by the Chief Executive Officer of Company and as shall be consistent with the status and authority of his current office. Executive shall also serve as Executive Vice President-Acquisitions of PREIT Associates, L.P. (“PALP”), of which Company is the general partner.”

2. Clause (y) in the second sentence of Section 4.4(a)(1) of the Employment Agreement shall be amended by deleting the words “or a multiple thereof,” and the third sentence of Section 4.4(a)(1) shall be amended by adding the words “or a multiple thereof” after the words “Executive’s base salary.” As so corrected and amended, the second and third sentences of Section 4.4(a)(1) shall read as follows:

“In addition, subject to subsection (c) below, Company shall pay Executive a lump-sum cash payment equal to the greater of (x) (A) Executive’s then current Base Salary through the end of the Term plus (B) an amount equal to the average of the percentages of Base Salary that were paid to Executive as cash bonuses in each of the last three full calendar years multiplied by Executive’s then current Base Salary (the “Average Bonus”) and further multiplied by a fraction, the denominator of which is 365 and the numerator of which is the number of days in the calendar year that expired prior to termination of employment and (y) two times (A) Executive’s then current annual Base Salary plus (B) an amount equal to the Average Bonus. The portion of the lump-sum cash payment contemplated by the preceding sentence that represents Executive’s Base Salary or a multiple thereof shall be discounted from the dates that the Base Salary would have been payable – at the time of termination during the relevant period following termination in accordance with Company’s regular payroll practices – to present value on the date of payment at a discount rate equal to 200 basis points plus the London Interbank Offered Rate for a one-month period set forth in the WSJ on the date of termination of employment or, if the WSJ is not published on such date, the first day following such termination on which the WSJ is published.

3. Section 4.5(c) of the Employment Agreement shall be corrected and amended to read, in its entirety, as follows:

“(c)	Notwithstanding anything to the contrary in this Section, if the amounts otherwise payable to Executive would, in the opinion of Company’s regularly engaged independent certified public accountants, constitute “excess parachute payments” within the meaning of section 280G of the IRC, and if the net payment to Executive (after giving effect to the excise tax imposed by section 4999 of the IRC and to federal, state and local income and employment taxes payable by Executive on such amounts) would be increased by reducing the total compensation payable pursuant to this Section to the maximum amount that may be paid to Executive without such payment constituting an “excess parachute payment,” then the compensation payable under this Section shall be so reduced. In the event Company determines such a reduction is necessary, it shall promptly notify Executive of the amount of the required reduction. To the fullest extent possible, such reduction shall first be effected through a reduction in the number of restricted shares that would otherwise vest and thereafter by a reduction in cash payments to the extent of the balance.”

4. Except as amended hereby, all terms and conditions as set forth in the Employment Agreement shall remain in full force and effect.

5. This amendment may be executed in a number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, Executive and Company have caused this Amendment to be executed as of the date first above written.

PENNSYLVANIA REAL ESTATE
INVESTMENT TRUST

By:	/s/ Bruce Goldman
Name:	Bruce Goldman
Title:	Executive Vice President
& General Counsel

/s/ Jeffrey A. Linn
Jeffrey A. Linn

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